Exhibit 99.3

PROXY

AXON INSTRUMENTS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 1, 2004

          The undersigned shareholder of Axon Instruments, Inc., revoking all prior proxies, hereby appoints Geoffrey Powell, Alan Finkel, Ph.D., David Kenley, Alan Stockdale, John Steven, and Bart Oude-Vrielink (the “Proxy Holders”), or one of them, each with the power of substitution, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote the shares of Axon Instruments, Inc. common stock of the undersigned at the Special Meeting of Shareholders of Axon Instruments, Inc. to be held at Level 20, 500 Collins Street, Melbourne, Australia, at 10:00 a.m., on July 1, 2004, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

          You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

FOLD AND DETACH HERE

☒	Please mark you vote as in this example.

		FOR	AGAINST	ABSTAIN
1.	To approve the Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, as amended as of May 21, 2004, by and among, Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc. and the principal terms of the merger of Astros Acquisition Sub I, Inc. with and into Axon Instruments, Inc.	☐	☐	☐

2.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the Special Meeting of Shareholders and at any continuation, postponement or adjournment thereof.

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR proposal 1. The Board of Directors recommends a vote FOR proposal 1.

As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders to be held on July 1, 2004 and the Joint Proxy Statement/Prospectus.

Change of Address:

	Date:		Date:

Signature(s)		Signature(s)

NOTE:	Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person, stating title.

FOLD AND DETACH HERE